Exhibit 10.3

Stock Option Grant

Staples, Inc.

Employer ID: 04-2896127

500 Staples Drive

Framingham, MA 01702

ACCOUNT ID:
«FirstName» «MiddleName» «LastName»	LOCATION:
«Address1»
«Address2»
«Address3»
«City», «State» «Zip»
«Country»

You have been granted an option to purchase Staples, Inc. Common Stock as follows:

Type of Option:	Non-Qualified Stock Option
Grant No.:
Stock Option Plan:	2004
Date of Grant:
Total Number of Option Shares:
Option Price per Share:	US$
Total Exercise Price of Option Shares:	US$

Vesting Date	Number of Shares Vesting on Vesting Date

By your acceptance of this Stock Option Grant, you agree that this option is granted under and governed by the terms and conditions of Staples, Inc.’s Amended and Restated 2004 Stock Incentive Plan (as further amended or restated from time to time) and by the terms and conditions of Staples, Inc.’s Non-Qualified Stock Option Agreement (NQS42004), which is attached hereto.

You understand and agree that this Stock Option Grant is being awarded to you in exchange for your execution of a Non-Compete and Non-Solicitation Agreement in a form approved by Staples.

Staples, Inc.

Ronald L. Sargent

Chairman and Chief Executive Officer

Attachment:  Staples, Inc. Non-Qualified Stock Option Agreement

NON-QUALIFIED STOCK OPTION AGREEMENT

1.             Grant of Option.  Staples, Inc., a Delaware corporation (“Staples”), hereby grants to the Optionee named in the accompanying Stock Option Grant (the “Option Grant”) the option, pursuant to Staples’ Amended and Restated 2004 Stock Incentive Plan noted in the Option Grant (the “Plan”), to purchase an aggregate of the Total Number of Option Shares of Common Stock of Staples stated in the Option Grant at a price per share equal to the Option Price per Share stated in the Option Grant, purchasable as set forth in and subject to the terms and conditions of this Option Agreement and the Plan.  Except where the context otherwise requires, the term “Staples” shall include the parent and all present and future subsidiaries of Staples as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the “Code”).

2.             Non-Qualified Stock Option.  This option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

3.              Exercise of Option and Provisions for Termination.

(a)  Vesting Schedule.  Except as otherwise provided in this Agreement, this option may be exercised up to and including the tenth anniversary of the Date of Grant stated in the Option Grant (hereinafter the “Expiration Date”).  This option shall become exercisable (or “vest”) in installments for the number of shares set forth in the table in the Option Grant commencing on each of the respective Vesting Dates noted (each a “Vesting Date”).  The right of exercise shall be cumulative so that if the option is not exercised to the maximum extent permissible during any exercise period, it shall be exercisable, in whole or in part, with respect to all shares not so purchased at any time prior to the Expiration Date or the earlier termination of this option.  This option may not be exercised at any time after the Expiration Date.

(b)  Exercise Procedure.  Subject to the conditions set forth in this Agreement, this option shall be exercised by the Optionee’s delivery of written notice of exercise to the Secretary of Staples, specifying the Date of Grant of this Option Agreement, the number of shares to be purchased and the purchase price to be paid therefor, and accompanied by payment in full in accordance with Section 4.  Such exercise shall be effective upon receipt by the Secretary of Staples of such written notice together with the required payment.  The Optionee may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share.

(c)  Continuous Relationship with Staples Required.  Except as otherwise provided in this Section 3, this option may not be exercised unless the Optionee, at the time he or she exercises this option, is, and has been at all times since the Date of Grant of this option, an employee or director of, or a consultant, advisor or service provider to, Staples (an “Eligible Optionee”).  In addition, this option may not be exercised while the Optionee is suspended for an offense which could lead to a termination by Staples for “cause” (as defined below).

(d)  Termination of Relationship with Staples.  If the Optionee ceases to be an Eligible Optionee for any reason, then, except as provided in this paragraph (d),  in paragraph (e) below or for Cause (as defined in Section 11), the right to exercise this option shall terminate six (6) months after such cessation (but in no event after the Expiration Date), provided that this option shall be exercisable only to the extent that the Optionee was entitled to exercise this option on the date of such cessation.  Notwithstanding the foregoing sentence or the vesting schedule set forth in Section 3(a) above, if the Optionee terminates employment after attaining age 55 and if at the time of such termination of employment the sum of the years of service (as determined by the Board of Directors of Staples) completed by the Optionee plus the Optionee’s age is greater than or equal to 65, this option shall be exercisable for the Total Number of Option Shares for a period of three (3) years after the date of the Optionee’s termination (but in no event after the Expiration Date).  In addition, if the Optionee is an employee on an approved leave of absence, then this option shall not terminate as a result of such leave of absence unless and until the Optionee’s employment relationship is ultimately terminated.  If the Optionee ceases to be an Eligible Optionee under circumstances where Section 12 below does not apply, and the Optionee becomes an Eligible Optionee within six (6) months after he or she ceased to be an Eligible Optionee, then this option shall not terminate and shall be reinstated.

(e)  Exercise Period Upon Death or Disability.  If the Optionee dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Expiration Date while he or she is an Eligible Optionee, or if the Optionee dies within six (6) months after the Optionee ceases to be an Eligible Optionee (other than as a result of a termination of such relationship by Staples for Cause) this option (i) shall be exercisable, within the period of 12 months following the date of death or disability of the Optionee (but in no event after the Expiration Date), by the Optionee or by the person to whom this option is transferred by will or the laws of descent and distribution, and (ii) notwithstanding the vesting schedule set forth in Section 3(a) above, shall be exercisable for 100% of the Total Number of Option Shares.  Except as otherwise indicated by the context, the term “Optionee,” as used in this option, shall be deemed to include the estate of the Optionee or any person who acquires the right to exercise this option by bequest or inheritance or otherwise by reason of the death of the Optionee.

4.              Payment of Purchase Price.

(a)  Method of Payment.  Payment of the purchase price for shares purchased upon exercise of this option shall be made (i) by delivery to Staples of cash or a check to the order of Staples in an amount equal to the purchase price of such shares, (ii) subject to the consent of Staples, by delivery to Staples of shares of Common Stock of Staples then owned by the Optionee having a fair market value equal in amount to the purchase price of such shares, (iii) by any other means which the Board of Directors determines are consistent with the purpose of the Plan and with applicable laws and regulations (including, without limitation, the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 and Regulation T promulgated by the Federal Reserve Board), or (iv) by any combination of such methods of payment. Notwithstanding the prior sentence, under no circumstance may payment for shares be made by a promissory note.

(b)  Valuation of Shares or Other Non-Cash Consideration Tendered in Payment of Purchase Price.  For the purposes hereof, the fair market value of any share of Staples’ Common Stock or other non-cash consideration which may be delivered to Staples in exercise of this option shall be determined in good faith by the Board of Directors of Staples.

(c)  Delivery of Shares Tendered in Payment of Purchase Price.  If the Optionee exercises this option by delivery of shares of Common Stock of Staples, the certificate or certificates representing the shares of Common Stock of Staples to be delivered shall be duly executed in blank by the Optionee or shall be accompanied by a stock power duly executed in blank suitable for purposes of transferring such shares to Staples, and the Common Stock delivered may not be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirement and must have been held for at least six months if such

Common Stock was previously issued to the Optionee through a Staples compensation plan.  Fractional shares of Common Stock of Staples will not be accepted in payment of the purchase price of shares acquired upon exercise of this option.

5.              Delivery of Shares; Compliance With Securities Laws, Etc.

(a)  General.  Staples shall, upon payment of the option price for the number of shares purchased and paid for, make prompt delivery of such shares to the Optionee, provided that if any law or regulation requires Staples to take any action with respect to such shares before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to complete such action.

(b)  Listing, Qualification, Etc.  This option shall be subject to the requirement that if, at any time, counsel to Staples shall determine that the listing, registration or qualification of the shares subject hereto upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares hereunder, this option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, disclosure or satisfaction of such other condition shall have been effected or obtained on terms acceptable to the Board of Directors.  Nothing herein shall be deemed to require Staples to apply for, effect or obtain such listing, registration, qualification or disclosure, or to satisfy such other condition.

6.             Transferability of Option.  This option is personal and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall any such rights be subject to execution, attachment or similar process, except that this option may be transferred by will or the laws of descent and distribution or, upon notice to Staples, for estate planning purposes to entities that are beneficially owned entirely by family members.  All transferees of this option must agree to be governed by all of the terms and conditions of this Agreement.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option or of such rights contrary to the provisions hereof, or upon the levy of any attachment or similar process upon this option or such rights, this option and such rights shall, at the election of Staples, become null and void.

7.             No Special Employment or Similar Rights.  Nothing contained in the Plan or this option shall be construed or deemed by any person under any circumstances to bind Staples to continue the employment or other relationship of the Optionee with Staples for the period within which this option may be exercised.

8.             Rights as a Shareholder.  The Optionee shall have no rights as a shareholder with respect to any shares which may be purchased by exercise of this option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) unless and until a certificate representing such shares is duly issued and delivered to the Optionee.  No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

9.              Adjustment Provisions.

(a)  General.  In the event of any recapitalization, reclassification of shares, combination of shares, stock dividend, stock split, reverse stock split, spin-off or other similar change in capitalization or event or any distribution to holders of Common Stock other than an ordinary cash dividend, the Optionee shall, with respect to this option or any unexercised portion hereof, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 9(a) of the Plan.

(b)  Board Authority to Make Adjustments.  Any adjustments under this Section 9 will be made by the Board of Directors, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.  No fractional shares will be issued pursuant to this option on account of any such adjustments.

10.          Mergers, Consolidations, Distributions, Liquidations, Etc.  In the event of a merger or consolidation or any share exchange transaction in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity, or in the event of a liquidation of Staples, prior to the Expiration Date or termination of this option, the Optionee shall, with respect to this option or any unexercised portion hereof, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 9 of the Plan.

11.       Exercisability and Vesting Following a Change in Control.

(a)  Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)  A “Change in Control” shall be deemed to have occurred if (A) any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than Staples, any trustee or other fiduciary holding securities under an employee benefit plan of Staples, or any corporation owned directly or indirectly by the stockholders of Staples in substantially the same proportion as their ownership of stock of Staples), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Staples representing 30% or more of the combined voting power of Staples’ then outstanding securities(other than pursuant to a merger or consolidation described in clause (1) or (2) of subsection (C) below); (B) individuals who, as of the date hereof, constitute the Board of Directors of Staples (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Staples’ stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Staples, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; (C) the stockholders of Staples approve a merger or consolidation of Staples with any other corporation, and such merger or consolidation is consummated, other than (1) a merger or consolidation which would result in the voting securities of Staples outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of Staples or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of Staples (or similar transaction) in which no “person” (as defined above) acquires more than 30% of the combined voting power of Staples’ then outstanding securities; or (D) the stockholders of Staples approve an agreement for the sale or disposition by Staples of all or substantially all of Staples’ assets, and such sale or disposition is consummated.

(ii) “Surviving Corporation” shall mean (x) in the case of a Change in Control pursuant to clause (A) or clause (B) of Section 11(a)(i), Staples; (y) in the case of a Change in Control pursuant to clause (C) of Section 11(a)(i), the surviving or resulting corporation in such merger or consolidation; and

(z) in the case of a Change in Control pursuant to Clause (D) of Section 11(a)(i), the entity acquiring the majority of the assets being sold or disposed of by Staples.

(iii) “Cause,” as determined by Staples (which determination shall be conclusive), shall mean:

(A) willful failure by the Optionee to substantially perform his or her duties with Staples (other than any failure resulting from incapacity due to physical or mental illness).  No act or failure to act on the Optionee’s part will be deemed “willful” unless the Optionee acted or failed to act without a good faith or reasonable belief that his or her conduct was in Staples’ best interest; or

(B) breach by the Optionee of any provision of any employment, consulting, advisory, proprietary information, non-disclosure, non-competition, non-solicitation or other similar agreement between the Optionee and Staples, including, without limitation, the Proprietary and Confidential Information Agreement and/or the Non-Compete and Non-Solicitation Agreement; or

(C) violation by the Optionee of the Code of Ethics; or

(D) The Optionee’s engagement in intentional deceitful act(s) that results in (1) an improper personal benefit or (2) injury to Staples; or

(E) The Optionee’s engagement in fraud or willful misconduct (not acting in good faith or with reasonable belief that conduct was in the best interests of Staples) that significantly contributes to Staples preparing a material financial restatement, other than a restatement of financial statements that became materially inaccurate because of revisions to generally accepted accounting principles; or

(F) failure by the Optionee to devote his or her full working time to the affairs of Staples except as may be authorized in writing by Staples’ CEO or other authorized Company official; or

(G) the Optionee’s engagement in business other than the business of Staples except as may be authorized in writing by Staples’ CEO or other authorized Company official; or

(H) the Optionee’s engagement in misconduct, which is demonstrably and materially injurious to Staples.

For purposes of the definition of Cause contained in this Section 11(a) and for purposes of Section 12 regarding forfeiture and recovery for Misconduct, any reference therein to Staples (other than with respect to defining the Board of Directors) shall also include any entity that Staples directly or indirectly controls.

(b)  Effect of Change in Control.  Notwithstanding the provisions of Section 3(a), if a Change in Control of Staples occurs, this option shall become exercisable for additional shares of Common Stock as follows:

(i)  If, upon the Change in Control, the Optionee

(A) is offered employment with the Surviving Corporation (or is allowed to continue his or her employment, if the Surviving Corporation is Staples) in a position (1) in which the title, employment duties and responsibilities, conditions of employment, and the level of compensation and benefits are at least equivalent to those in effect during the 90-day period immediately preceding the Change in Control and (2) that does not involve a relocation of the Optionee’s principal place of employment of more than an additional 50 miles from the Optionee’s primary residence at the time of the Change in Control, or

(B) accepts (or elects to continue) employment with the Surviving Corporation (regardless of position, compensation or location), then (x) effective immediately prior to the Change in Control, the vesting schedule of this option stated in Section 3(a) above shall accelerate such that an additional 25% of the Total Number of Option Shares shall become immediately exerciseable, and (y) on each Vesting Date which had not yet occurred as of the date of the Change in Control, this option shall become exercisable for such number of additional shares of Common Stock as is determined by dividing the balance of the Total Number of Option Shares remaining unvested following the acceleration of vesting referred to in clause (x) above, by the number of Vesting Dates which had not occurred as of the date of the Change in Control.

(ii)  If, upon the Change in Control,

(A) the Optionee is either offered employment in accordance with clause (A) of Section 11(b)(i) or accepts employment in accordance with clause (B) of Section 11(b)(i), and

(B) within one year following the date of the Change in Control, the Optionee either (1) is discharged without cause (as defined in Section 11(a)) or (2) resigns or retires because his or her title or employment duties and responsibilities are diminished, his or her conditions of employment are adversely changed, the level of his or her compensation and benefits are reduced, or his or her principal place of employment is relocated by more than an additional 50 miles from his or her primary residence at the time of the Change in Control, then the vesting of this option shall be accelerated such that this option shall become exercisable in full effective upon the date of such discharge or resignation (and this option shall remain exercisable following such discharge or resignation for such period, if any, as is provided in Section 3).

(iii) If the Optionee is not offered employment in accordance with clause (A) of Section 11(b)(i) and does not accept employment in accordance with clause (B) of Section 11(b)(i) (other than as a result of retirement), then the vesting of this option shall be accelerated such that this option shall become exercisable in full effective immediately prior to the Change in Control.

12.       Forfeiture and Recovery for Misconduct.

(a)           Right of Recovery.

Notwithstanding any other provision of the Plan, the Notice or this Agreement to the contrary, if the Board of Directors of Staples (or its authorized designee, the “Board”) determines during the Recovery Period (as defined in Section 12(a) below) that an Optionee has engaged in any of the conduct set forth in clauses (B) through (E) of Section 11(a)(iii) (which determination shall be conclusive, “Misconduct”), the Board, subject to the limitations set forth in this Section 12, may in its sole discretion (1) terminate such Optionee’s participation in the Plan, and/or (2) terminate the right to exercise any options granted under the Plan not previously exercised, and/or (3) demand that the Optionee pay in cash or transfer in Shares the amount described in Section 12(b); provided, however, that in the event the Board determines during the Recovery Period that the Optionee engaged in Misconduct as described in clause (E) of Section 11(a)(iii) (“Restatement Misconduct”), the Board shall in all circumstances, in addition to any other recovery action taken, require forfeiture and demand repayment pursuant hereto.

“Recovery Period” means (1) if the Misconduct relates to Restatement Misconduct, or the Misconduct consists of acts or omissions relating to Staples’ financial matters that in the discretion of the Board are reasonably unlikely to be discovered prior to the end of the fiscal year in which the Misconduct occurred and the completion of the outside audit of Staples’ annual financial statements, the period during which the Optionee is employed by Staples and the period ending 18 months after the Optionee’s last day of employment; (2) if the Misconduct relates to the breach of any agreement between the Optionee and Staples, the term of the agreement and the period ending six months following the expiration of the agreement, and (3) in all other cases, the period during which the Optionee is employed by Staples and the period ending six months after the Optionee’s last day of employment.  If during the Recovery Period the Board gives written notice to the Optionee of potential Misconduct, the Recovery Period shall be extended for such reasonable time as the Board may specify is appropriate for it to make a final determination of Misconduct and seek enforcement of any of its remedies described above.  Staples’ rights pursuant to this Section 12 shall terminate on the effective date of a Change in Control and no Recovery Period shall extend beyond that date except with respect to any Optionee for which the Board prior to such Change in Control gave written notice to such Optionee of potential Misconduct.

For purposes of administratively enforcing its rights under this Section 12, during any period for which potential Misconduct has been identified by Staples, the Board may (1) suspend such Optionee’s participation in the Plan, or with respect to any award under the Plan, or (2) temporarily withhold, in whole or in part, the vesting of any award or the transfer of any Shares relating to any award made under the Plan.

(b)          Amount of Recovery.

With respect to Misconduct described in Section 11(a)(iii)(B) (breach of agreement) and Section 11(a)(iii)(C) (violation of Code of Ethics), and in addition to its right to effect a termination of participation and terminate the right to exercise any options granted under the Plan not previously exercised, at the Board’s discretion, Staples shall be entitled to repurchase from the Optionee at the Exercise Price the shares of Common Stock previously purchased by the Optionee hereunder, or, if the Optionee at such time no longer owns such shares, Staples shall be entitled to recover from the Optionee the gross profit earned by the Optionee upon the purchase and disposition (whether by sale, gift, donation or otherwise) of such shares.

With respect to Misconduct described in Section 11(a)(iii)(D) (intentional deceitful acts), and in addition to its right to effect a termination of participation and terminate the right to exercise any options granted under the Plan not previously exercised, the Board may recover from the Optionee the amount (in cash or shares) determined by the Board in its sole discretion to represent the financial impact of the Misconduct upon Staples; provided, however, that such recovery amount shall be reduced by the grant date fair market value of terminated unexercised options and any amounts recovered from the Optionee under Staples’ cash bonus plans and other short term or long term incentive plans as a result of such Misconduct.

With respect to Restatement Misconduct, and in addition to its right to effect a termination of participation and terminate the right to exercise any options granted under the Plan not previously exercised, the Board shall recover from the Optionee at the Exercise Price the shares of Common Stock previously purchased by the Optionee pursuant to options granted under the Plan to or for the benefit of the Optionee during the twenty-four (24) month period following the first public issuance of the financial statements that are the subject of an accounting restatement, or, if the Optionee at such time no longer owns such shares, Staples shall be entitled to recover from the Optionee (1) the gross profit earned by the Optionee upon the disposition (whether by sale, gift, donation or otherwise) of such shares, and (2) the gross profit earned by the Optionee upon the disposition (whether by sale, gift, donation or otherwise) of any securities of Staples during such twenty-four (24) month period.

The term “recover” or “recovered” shall include, but shall not be limited to, any right of set-off, reduction, recoupment, off-set, forfeiture, or other attempt by Staples to withhold or claim payment of an award or any proceeds thereof (including any proceeds from the sale or other disposition of Shares).  For purposes of any recovery of shares, Staples may treat shares as fungible and shall not be required to identify, trace, or recover specific Shares.  Staples’ right of forfeiture and recovery of awards shall not limit any other right or remedy available to Staples for an Optionee’s Misconduct, whether in law or equity, including but not limited to injunctive relief, terminating the Optionee’s employment with Staples, or taking other legal action against the Optionee.

13.          Withholding Taxes.  Staples’ obligation to deliver shares upon the exercise of this option shall be subject to the Optionee’s satisfaction of all applicable federal, state and local income and employment tax withholding requirements.  Staples may deduct any such tax obligations from any payment of any kind otherwise due to the Optionee, including salary and bonus payments, and may withhold or sell a sufficient number of shares otherwise issuable pursuant to the exercise of this option on behalf of the Optionee to satisfy such tax obligations.

14.       Miscellaneous.

(a)  Except as provided herein, this option may not be amended or otherwise modified unless evidenced in writing and signed by Staples and the Optionee unless the Board of Directors of Staples determines that the amendment or modification, taking into account any related action, would not materially and adversely affect the Optionee.  However, in no event may this Option be converted into a stock appreciation right.  This Option Agreement may be executed in multiple counterparts, each of which shall represent the same option agreement.

(b)  All notices under this option shall be mailed or delivered by hand to Staples at its main office, Attn: Secretary, and to the Optionee to his or her last known address on the employment records of Staples or at such other address as may be designated in writing by either of the parties to one another.

(c)  This option shall be governed by and construed in accordance with the laws of the State of Delaware.